Exhibit 99.1

REALPAGE TO ACQUIRE NWP SERVICES CORPORATION

Expanded RealPage offering will create industry’s leading resident billing and energy management platform

CARROLLTON, Texas (TBD) – RealPage, Inc. (NASDAQ: RP), a leading provider of on demand software and software-enabled services for the multifamily, single-family and vacation rental housing industries, announced it has agreed to acquire NWP Services Corporation (www.nwp.com). NWP is a leading provider of cloud-based resident billing, electronic payments, energy management, back office accounting and IT infrastructure solutions. RealPage offers similar solutions across a portion of its platform and the company plans to integrate NWP functionality with those solutions throughout the remainder of 2016. The combined offering is expected to create the leading resident billing, energy management, and back office services platform in the rental housing industry. The platform will enable property owners and managers to increase the collection of rent, utilities, small balances, vacant unit recovery as well as provide full-service residential and commercial back-office accounting solutions.

Comments on the news

Steve Winn, Chairman and CEO of RealPage

“We have admired NWP for many years and I am excited to combine forces to offer our clients more functionality and enhanced services. We expect the acquisition will allow us to expand our footprint, and introduce new resident-oriented solutions with greater speed and scale.”

Bryan Hill, CFO and Treasurer of RealPage

“The acquisition of NWP is a great example of the type of investments we prioritize under our capital allocation strategy. We expect to realize significant synergies once we integrate the best of both platforms, removing redundant technology as well as back-office costs. An important secondary benefit of the acquisition is the addition of approximately 200,000 new rental housing units that provide RealPage with an opportunity to cross-sell our current solutions. With the acquisition of NWP, total units served by one or more RealPage solutions are expected to be 10.8 million.

William Chaney, EVP of Enterprise Solutions

“I am excited to welcome the NWP team to RealPage. We have admired their leadership team, culture and innovation for some time. NWP is a great fit for RealPage because it not only significantly expands our footprint, but also allows us to accelerate next-generation product development for the high-growth Resident Services product category, which Ron Reed from NWP will lead.”

Ron Reed, CEO of NWP

“RealPage is the natural home for NWP. Both leadership teams are extremely aligned on the importance of customer service and innovation. I am excited to lead a talented team to integrate the best of each platform and focus on accelerating our shared vision of creating the industry’s leading resident billing, energy management and back-office services platform.”

Financial details

The completion of the acquisition remains subject to certain standard conditions, and is expected to close during March 2016. The acquisition purchase price of approximately $68 million in cash, $70 million less expected cash acquired, is subject to a reduction for outstanding indebtedness and unpaid transaction expenses and subject to working capital adjustments. For the year ended December 31, 2015, revenue for NWP was approximately $58 million with EBITDA of approximately $6 million. The company expects the acquisition to contribute $45 million in revenue and $5 million of EBITDA during 2016. Ron Reed will be named SVP, Resident Billing Services and he and the NWP team will report to William Chaney.

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About RealPage

RealPage, Inc. is a leading provider of comprehensive property management software solutions for the multifamily, commercial, single-family and vacation rental housing industries. These solutions help property owners increase efficiency, decrease expenses, enhance the resident experience and generate more revenue. Using its innovative SaaS platform, RealPage’s on demand software enables easy system integration and streamlines online property management. Its product line covers the full spectrum of property management, leasing and marketing, asset optimization, and resident services solutions. Founded in 1998 and headquartered in Carrollton, Texas, RealPage currently serves over 11,000 clients worldwide from offices in North America, Europe and Asia. For more information about the company, visit http://www.realpage.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking” statements relating to RealPage, Inc.’s pending acquisition of NWP Services Corporation and the benefits to be derived from such acquisition, including the opportunity to expand its footprint and to introduce new solutions with greater speed and scale; its plans to integrate the acquired functionality with the company’s current solutions; the benefits to be derived from the platform by property owners and managers; its expectations regarding synergies and other efficiencies to be realized from the integration of the various platforms; the expected effects of the acquisition on the company’s revenue growth and margin objectives; the number of additional rental housing units to be serviced after the acquisition and the significance of the opportunity to cross-sell other solutions offered by the company into the expanded customer base; the effects of the acquisition on footprint expansion and the ability to accelerate product development; its expectations regarding satisfaction of conditions to closing of the transaction within a specified time period; and its expectations regarding the amount of revenue and EBITDA that the acquisition will contribute in 2016. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “expects,” “believes,” “plans,” or similar expressions and the negatives of those terms. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The company may be required to revise its results upon finalizing its review of quarterly and full year results, which could cause or contribute to such differences. Additional factors that could cause or contribute to such differences include, but are not limited to, the following: (a) the possibility that general economic conditions, including leasing velocity or uncertainty, could cause information technology spending, particularly in the rental housing industry, to be reduced or purchasing decisions to be delayed; (b) an increase in insurance claims; (c) an increase in customer cancellations; (d) the inability to increase sales to existing customers and to attract new customers; (e) RealPage, Inc.’s failure to consummate pending acquisitions or to integrate acquired businesses and any future acquisitions successfully; (f) the timing and success of new product introductions by RealPage, Inc. or its competitors; (g) changes in RealPage, Inc.’s pricing policies or those of its competitors; (h) legal or regulatory proceedings; (i) the inability to achieve revenue growth or to enable margin expansion; and (j) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission (“SEC”) by RealPage Inc., including its Quarterly Report on Form 10-Q previously filed with the SEC on November 5, 2015 and its Annual Report on Form 10-K previously filed with the SEC on March 2, 2015. All information provided in this release is as of the date hereof and RealPage Inc. undertakes no duty to update this information except as required by law.